ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-135813 Dated May 1, 2007

Earn 4.9% with
GE Interest Plus**
for Businesses!
To find out more about how you
can invest in GE Interest Plus
for Businesses, click here or
call 1-888-674-4138.
As a valued GE Customer, you now have the opportunity to get more out of your money with AAA-rated GE Interest Plus for Businesses.
Earn more on your investment.
 GE Interest Plus for Businesses is a direct investment in notes issued by GE Capital Corporation that can provide a high return on your available cash. With as little as a $500 investment, you can easily start earning 4.9% — over two and a half times the national average for bank money market accounts! (Rates may be reset weekly.)
Enjoy total flexibility.
Because you can link your business checking account to your
investment, you’ll be able to add to and redeem from your investment with ease. And since there are no fees to invest or redeem, more of your money goes to work earning a high rate of interest.
You’ll get all this from a trusted company that wants to give you more. What’s not to like?
To learn more, visit:
www.geinterestplus.com/businesses

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*	GE Interest Plus for Businesses is an investment in the senior, unsecured corporate debt of the General Electric Capital Corporation, whose outstanding senior debt is rated AAA by Standard and Poor’s Corporation and Aaa by Moody’s Investors Service. You should note that GE Interest Plus for Businesses Notes are not a money market fund, which is generally a diversified fund consisting of investment in short-term debt securities of many companies. Unlike bank accounts and certificates of deposit, GE interest Plus for Businesses is not an FDIC-insured deposit. It is possible to lose money if GE Capital is unable to pay its debts. Please see the prospectus for important investment information.

The issuer has filed a registration statement (including a prospectus) [Registration Statement No. 333-135813] with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by clicking here. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to mail you the prospectus if you request it by clicking here. or calling toll-free 1-888-674-4138.

**	Registered trademark of the General Electric Company.